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                                TDK CORPORATION

Mr. Gopal R. Dharia
Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington D.C. 20549-0308
United States of America

November 24, 2004

Dear Mr. Dharia

RE:        FORM 20-F FOR FISCAL YEAR ENDED MARCH 31, 2004

YOUR REF:  FILE NO. 1-8346

We refer to your comment letter dated November 3, 2004 requesting further information in relation to the above Form 20-F, filed on August 10, 2004.

The Securities and Exchange Commission of the United States has approved TDK's request to extend the filing date of supplemental information to the Annual Report in the form of 20-F for the fiscal year ended March 31, 2004 and filed on August 10, 2004, to November 30, 2004.

Sincerely,

                                                  TDK Corporation

                                                  /s/ Seiji Enami
                                                  ------------------------------
                                                  Seiji Enami
                                                  Corporate Officer,
                                                  General manager of Finance and
                                                  Accounting Department
                                                  and Chief Financial Officer